Exhibit 5.1

1 March 2022

Board of Directors

Jazz Pharmaceuticals plc

5th Floor

Waterloo Exchange

Waterloo Road

Dublin 4

Re:	Jazz Pharmaceuticals plc Registration Statement on Form S-8 in relation to the Plans

Ladies and Gentlemen,

1.	Basis of Opinion

1.1

We are acting as Irish counsel to Jazz Pharmaceuticals plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 5th Floor, Waterloo Exchange, Waterloo Road, Dublin 4 (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) on or around the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,771,906 ordinary shares with nominal value US$0.0001 of the Company (the “2011 Plan Shares”) that may be delivered pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) and 923,968 ordinary shares with nominal value US$0.0001 of the Company (the “2007 Plan Shares” and together with the 2011 Plan Shares, the “Shares”) that may be delivered pursuant to the 2007 Employee Stock Purchase Plan (the “2007 Plan” and together with the 2011 Plan, the “Plans”).

1.2

This Opinion is confined to, given in all respects on the basis of, governed by and is to be construed in accordance with, the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied and interpreted by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Documents (as defined in the Schedule); and

(c)	the searches listed at paragraph 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on or about the date hereof:

(a)

on the file of the Company maintained by the Companies Registration Office, Dublin (the “CRO”) for returns of allotments, special resolutions amending the Memorandum and Articles of Association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court of Ireland; and

(c)	in the Central Office of the High Court of Dublin for any proceedings or petitions filed.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares; and

2.2

when the Shares have been issued and, if required, paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

3.1

that the Company will receive consideration equal to the aggregate of the nominal value and any premium required to be paid up on the Shares issued pursuant to awards under the Plans and that such consideration will be in cash and/or otherwise provided in accordance with Irish law;

3.2	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.3

that the vesting of any awards granted under the Plans and the issue of the Shares upon vesting of such awards (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award agreement;

3.4

that the exercise of any options granted under the Plans and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award or enrolment agreement, as the case may be;

3.5

with respect to grants or issuances of any awards under the Plans on or after July 29, 2026 in accordance with the terms and conditions set out in the Articles of Association of the Company and Section 1021 of the Companies Act 2014 of Ireland, or on or after March 23, 2023 in accordance with the terms and conditions set out in the Articles of Association of the Company and Section 1023 of the Companies Act 2014 of Ireland, that the Company will have the relevant authority to issue the Shares for the remainder of the period that the Registration Statement will continue in effect;

3.6

that, at the time of grant or issue by the compensation committee of the board of directors of the Company (the “Committee”) of any award or Share under the Plans, the Committee has been duly constituted and remains a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to issue awards and the Shares;

Authenticity and bona fides

3.7

the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories (electronic or otherwise), stamps and seals thereon;

3.8

where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.9	that the terms of the Documents will be observed and performed by the parties thereto;

3.10

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting, and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.11

that the Memorandum and Articles of Association of the Company amended on August 4, 2016 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association of the Company;

Accuracy of searches and warranties

3.12

the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that:

(a)	the position reflected by the searches may not be fully up-to-date, and this risk may be higher at the date of this Opinion:

(i)	while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place; and

(ii)

due to the CRO not having confirmed when it will clear the backlog in filings arising from the temporary unavailability of many CRO services between 8 and 15 December 2020 due to a digital transformation project; and

(b)

searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.13	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

Commercial Benefit

3.14

that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Arthur Cox LLP

ARTHUR COX LLP

SCHEDULE

DOCUMENTS

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC;

2.	A copy of the Plans;

3.	A copy of the resolutions of the board of directors of the Company regarding the adoption and assumption by the Company of the 2007 Plan dated 21 December 2011;

4.	A copy of the resolution of the shareholders of the Company dated 3 January 2012 approving the adoption and assumption by the Company of the 2007 Plan;

5.

A copy of the resolutions of the board of directors of the Company regarding the adoption and assumption by the Company of the 2011 Plan dated 13 January 2012 and the amendment and restatement of the 2011 Plan dated 5 May 2016;

6.	A copy of the resolution of the shareholders of the Company dated 4 August 2016 approving the amendment and restatement of the 2011 Plan;

7.	A copy of the Memorandum and Articles of Association of the Company as amended by resolutions of the shareholders of the Company on 4 August 2016;

8.	A copy of the certificate from an authorised officer of the Company in relation to the share capital of the Company dated 1 March 2022;

9.	A copy of the Certificate of Incorporation of the Company dated and executed 16 March 2005; and

10.	Letter of Status from the Companies Registration Office, Dublin dated 1 March 2022.